ADVANCED PRODUCTS GROUP, INC
                              COMPUTATION OF EARNINGS PER SHARE
                              PRIMARY AND FULLY DILUTED
                              Three Monts Ended
                              December 31, 1999

Net Income                                    (  117,730)

Shares used in computation:

Weighted average number of common
shares outstanding                            3,184,062

Common stock equivalents from assumed
issuances using the treasury stock method

Stock options and warrants                      N/A

Primary and fully diluted shares              3,184,062

Primary and fully diluted earnings per share   $ (0.04)